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                                                                    Exhibit 23.7

                         CONSENT OF ALLIANT PARTNERS

     We hereby consent to the inclusion in this Registration Statement on Form S-4 for PlanetCAD Inc., Amendment No. 3, of our name and summary of and references to our fairness opinion rendered to the Board of Directors of PlanetCAD Inc. on May 1, 2002 in the sections titled "Summary," "The Merger - Background of the Merger," "The Merger - PlanetCAD's Reasons for the Merger," "The Merger - Opinion of PlanetCAD's Financial Advisor," and "Notes to Unaudited Pro Forma Combined Condensed Financial Information" as well as the inclusion of our fairness opinion letter, which is attached as Annex E to the Amended Registration Statement.

Palo Alto, California
September 26, 2002

                                        /s/ Alliant Partners

                                        ALLIANT PARTNERS